SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 Amendment No.4

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           WYNDHAM INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                DELAWARE                                    94-2878485
--------------------------------------------------------------------------------
     (State of incorporation                           (I.R.S. Employer or
         or organization)                               Identification No.)


  1950 Stemmons Freeway, Suite 6001
           DALLAS, TEXAS                                        75207
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:


          Title of each class                  Name of each exchange on which
          to be so registered                  each class is to be registered
          -------------------                  ------------------------------
     Preferred Stock Purchase Rights               American Stock Exchange


     If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

     If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective General Instruction A.(d), please check the following box. [_]

     Securities to be registered pursuant to Section 12(g) of the Act:  None.

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Wyndham International, Inc., a Delaware corporation ("WYNDHAM"), is amending the Registration Statement on Form 8-A relating to its Preferred Stock Purchase Rights (the "PURCHASE RIGHTS") filed with the Securities and Exchange Commission (the "COMMISSION") on July 2, 1999, as amended by Amendment No. 1 to the Registration Statement on Form 8-A/A filed with the Commission on August 11, 1999, Amendment No. 2 to the Registration Statement on Form 8-A/A filed with the Commission on May 30, 2000 and as amended by Amendment No. 3 to the Registration Statement on Form 8-A/A filed with the Commission on October 15, 2002 (as amended prior to this Amendment No. 4, the "FORM 8-A").

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          Item 1 is hereby amended by adding the following:

In connection with the Recapitalization and Merger Agreement, dated as of April 14, 2005 by and among Apollo Investment Fund IV, L.P., Apollo Real Estate Investment Fund IV, L.P., AIF/THL PAH LLC, BCP Voting Inc., as Trustee for the Beacon Capital Partners Voting Trust, Thomas H. Lee Equity Fund IV, L.P., Thomas
H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P. (collectively, the "INVESTORS"), WI Merger Sub, Inc., and Wyndham (as the same may be amended from time to time, the "MERGER AGREEMENT"), Wyndham entered into Amendment No. 3 (the "AMENDMENT"), dated May 18, 2005, to the Shareholder Rights Agreement, dated as of June 29, 1999 (the "RIGHTS AGREEMENT"), between Wyndham and American Stock Transfer and Trust Company, as rights agent. The Amendment amended the Rights Agreement as follows:

     o The Rights Agreement will automatically terminate immediately prior to the filing of the certificate of merger filed in connection with the consummation of the merger under the Merger Agreement ("EFFECTIVE TIME").

     o The definition of an "Acquiring Person" was amended to clarify that WI Merger Sub, Inc., any of the Investors or their affiliates would not constitute an Acquiring Person as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

     o The definition of a "Triggering Event" was amended to clarify that the execution of the Merger Agreement, the consummation of the merger contemplated by the Merger Agreement or the consummation of the other transactions contemplated by the Merger Agreement would not constitute a Triggering Event.

     o Section 7(a) of the Rights Agreement was amended to add the Effective Time to the definition of "Expiration Date," as defined in the Rights Agreement.

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                                                                               3


Item 2.  EXHIBITS.

             Item 2 is hereby amended by adding the following:

             The following exhibits are filed as part of this Registration Statement on Form 8-A/A:

Exhibit
Number     Description
-------    -----------

4.3* Amendment No. 3 to the Shareholder Rights Agreement, dated May 18, 2005 by and between Wyndham and American Stock Transfer and Trust Company, as rights agent.



----------
*Filed herewith.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                          WYNDHAM INTERNATIONAL, INC.
                                          (Registrant)


Date: May 20, 2005                        By: /s/ Mark A. Solls
                                              ---------------------------------
                                              Name:  Mark A. Solls
                                              Title: Executive Vice President
                                                     and General Counsel




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                                INDEX TO EXHIBITS


Exhibit
Number     Description
-------    -----------

4.3* Amendment No. 3 to the Shareholder Rights Agreement, dated May 18, 2005 by and between Wyndham and American Stock Transfer and Trust Company, as rights agent.